Exhibit 5.1

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 United States Salans FMC SNR Denton McKenna Long dentons.com

January 31, 2019

iCAD, Inc.

98 Spit Brook Road, Suite 100

Nashua, New Hampshire 03062

Re:	iCAD, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by iCAD, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, covering the registration for resale of up to 3,366,307 shares of the Company’s common stock, par value $0.01 (the “Shares”), that will be sold by certain selling stockholders of the Company.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Certificate of Incorporation, as amended, and its Bylaws, as amended, each as currently in effect, the 5% Convertible Debentures issued by the Company to each of the selling stockholders (the “Debentures”), corporate proceedings of the Company supplied to us and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

iCAD, Inc.	Salans FMC SNR Denton
January 31, 2019	dentons.com

On the basis of the foregoing, and in reliance thereon, we are of the opinion that Shares to be issued upon conversion of the Debentures, when converted in accordance with the terms of the Debentures, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and in the related prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dentons US LLP
Dentons US LLP